Exhibit 23.3

[Letterhead of Shatswell, Macleod & Company, P.C.]

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the registration statement on Form S-4 of New England Bancshares, Inc. of our report dated June 25, 2008, with respect to the consolidated balance sheets of New England Bancshares, Inc. as of March 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2008 and to the reference to our firm under the heading “Experts” in the prospectus/proxy statement.

/s/ Shatswell, Macleod & Company, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.
West Peabody, Massachusetts

March 20, 2009